Prepared by

Pablo Lombardi
Compliance

Revised by

Raúl Darderes
Compliance

Fernando Duelo
Chief Legal Officer

Approved by

Daniel Novegil
Chief Executive Officer

Acknowledge by

Consejo de Administración de Ternium S.A.

Corporate Policy on Securities Trading

Normative System

Policy

Code	POL TER GOB GEN 001
Version	02 SubC
Effective date	October 10th, 2015
Total pages	8
Nullifies & Supersedes	Version 02 SubB

Índex

1 Objective

The board of directors of Ternium S.A. (the "Company" or "Ternium") wishes to clarify the Company's policy regarding non-public information gained while employed with the Company or its subsidiaries (together with the Company, the "Companies") and the trading of securities based on such non-public information. The purpose of this policy is to establish guidelines that will assist the members of the board of directors or any other governing or surveillance body, officers and employees of the Companies in abiding by their obligations under the securities laws and regulations of the Company's jurisdiction of organization and the jurisdictions in which Companies' Securities are traded.

This policy and the obligations imposed hereunder do not limit in any way the restrictions and obligations imposed by applicable laws and regulations. Directors, members of any other governing or surveillance body, officers and employees of the Companies are encouraged to inform themselves about the rules imposed by applicable laws and regulations on the trading of Securities prior to engaging in any transaction with Securities.

Additionally, this policy imposes on certain individuals certain special prohibitions and/or notice obligations.

2 Scope and definitions

"Family member" of a person includes his/her spouse or domestic partner, minor children (including adoptive relationships), anyone else regularly living in his/her household (but not domestic personnel) and parents. Directors, members of any other governing or surveillance body, officers and employees are expected to be responsible for compliance with this policy by their family members. It should be noted however, that although certain relatives may not be considered family members for purposes of the trading restrictions imposed in this policy, under no circumstances can material non-public information be disclosed to them or to any other person except in accordance with section 4.3.2. If any such disclosure is made, the trading of Securities by any of these persons may give rise to liability on the part of the disclosing person.

"Material information" is any information that a reasonable investor would be expected to take into account in a decision to purchase, hold or sell Securities. Examples of information frequently considered material include projections of future earnings or losses; unreleased annual, quarterly or monthly financial results; news of a pending or proposed joint ventures, mergers or acquisitions,-news of a significant purchase or sale of assets; changes in the composition of the board of directors or senior management; news concerning material agreements, development of new products, cancellation of existing products, or development of new markets; and developments concerning material litigation. Both good and bad news may be material.

"Non-public information" is any information which is not generally available to the public. To allow for the orderly dissemination of information, information is not considered generally available to the public for purposes of this statement of policy and procedures until the second business day after it has been first publicly released by means of the worldwide distribution of press releases or the filing of reports with the applicable securities authorities.

"Other Entities" are any entities with which any of the Companies has a business relationship, is undertaking, negotiating or analyzing a transaction, or any entity in which any of the Companies owns a significant equity interest (whether or not they control such entity). These entities include, without limitation, actual or potential customers, suppliers and partners, and targets to an acquisition, merger, integration, joint venture or investment.

"Securities" are any of the following:

a) publicly traded debt and equity securities;
b) derivative financial instruments and covered warrants or warrants which have the securities referred to in subparagraph a) as underlying instrument, including transactions where the exercise thereof involves the payment of a cash differential;
c) certificates of interest or participation in funds, trusts or similar collective investment structures which hold any of the securities referred to in subparagraphs a) or b);
d) securities (whether publicly traded or not) that afford the right to subscribe for, buy or sell any of the securities referred to in subparagraphs a) to c); and
e) any other instrument admitted for trading in a regulated market or over the counter.

"Companies' Securities" are any Securities issued by any of the Companies or based on or relating to a Security issued by any of the Companies.
"Other Entities' Securities" are any Securities issued by any Other Entity or based on or relating to a Security issued by any Other Entity.

3 Reference Documents

Code of Conduct

4 Description

4.1 General Statements about Non-Public Information

1. All non-public information concerning the Companies and their affairs is and remains the property of the Companies.
2. A director, member of any other governing or surveillance body, officer or employee of the Companies coming into possession of such information acquires no interests or right in the information, and merely holds it as an incident to his position or employment.
3. Without prejudice to the duties and obligations imposed by the rules governing labor relations, directors, members of any other governing or surveillance body, officers or employees of the Companies in possession of material non-public information concerning the Company hold the information as trustees for the benefit of the Companies and its shareholders and are under fiduciary responsibilities.

4.2 Policy Statement

1. If a director, member of any other governing or surveillance body, officer or employee of the Companies has material non-public information (sometimes also referred to as "inside information") relating to any of the Companies, neither that person nor any family member of

such person may (i) directly or indirectly purchase or sell Companies' Securities, or (ii) engage in any action to take advantage of such information, or (iii) pass on to others that information.

2. Similarly, if in the course of the Companies' business a director, member of any other governing or surveillance body, officer or employee of the Companies obtains material non-public information relating to any Other Entity, neither that person nor any family member of such person may (i) directly or indirectly purchase or sell such Other Entity's Securities, or (ii) engage in any action to take advantage of such information, or (iii) pass on to others that information.

3. These prohibitions apply even if there is an independent valid reason for effecting a transaction.

4.3 Procedures

4.3.1 *Trading*

(A) ***General Restriction.*** Directors, members of any other governing or surveillance body, officers and employees of the Companies (and family members) while aware of any material non-public information of the Companies or of Other Entities must abstain from directly or indirectly purchasing or selling Companies' Securities or Other Entities' Securities, as the case may be.

(B) ***Blackout Period.*** (a) The Chief Executive Officer, (b) the Chief Financial Officer, (c) the Company's executive officers, (d) all employees who primarily report, directly or indirectly, to the Chief Financial Officer or the Investor Relations Officer, (e) any directors, officers or employees of any of the Companies who are entrusted with any task or responsibility concerning the collection or preparation of information for financial reporting purposes or that have regular access to such information, (f) any other person designated by the Chief Financial Officer as being subject to this section 4.3.1(B), and (g) the family members of the persons listed in (a) to (f) may not directly or indirectly purchase or sell Companies' Securities during the period which commences on the fifteenth calendar day of the third month of each fiscal quarter and terminates at the close of trading on the second business day following public release of quarterly or annual earnings releases. The blackout period shall commence on the referred date even though some of the markets in which the Companies' Securities trade are not open for trading (See 5 Annex)

(C) ***Trading Restrictions.*** Trading directly or indirectly in Companies' Securities or, as applicable, Other Entities' Securities by directors and executive officers of the Company and individuals designated as deemed appropriate under the circumstances (and their family members) is also prohibited whenever the Secretary to the Board of the Company, pursuant to instructions of the Chief Executive Officer, issues an announcement of a "Trading Restriction" regarding Companies' Securities or Other Entities' Securities, as applicable, and such prohibition shall continue until an announcement is issued ending the Trading Restriction. A Trading Restriction prohibits trading even if normally permitted. A Trading Restriction will generally be imposed when, among other things, any of the Companies are involved in material negotiations that the parties do not wish to disclose at such time. The existence of a Trading Restriction itself will generally constitute material

non-public information and thus its existence should not be disclosed to any other person (except as strictly necessary to ensure compliance with the Trading Restriction).

4.3.2 *Tipping*

Directors, members of any other governing or surveillance body, officers, and employees of the Companies must abstain from directly or indirectly disclosing material non-public information to third parties that are not subject to (x) a legal prohibition to trade in Securities while in the possession of material non-public information, or (y) a confidentiality agreement, or professional standard of conduct, with the relevant Companies prohibiting the use of material non-public information for any purposes other than those for which such information has been disclosed. Even when the above conditions are met, material non-public information should only be disclosed on a need-to-know basis.

4.4 Consequences of Failure to Comply with this Policy

Buying or selling Securities on the basis of material non-public information, or passing that information on to another party who buys or sells, may subject the individual to disgorgement of illegal profits as well as severe civil and criminal liability under the securities laws and regulations of the Company's jurisdiction of organization or the jurisdictions in which the Securities are traded. In certain jurisdictions, civil penalties may amount to ten times the profit realized or loss avoided, and criminal penalties may include imprisonment. In addition, Ternium may be exposed to economic and reputational damages.

The Companies' Securities are traded in different markets, each subject to its own laws and regulations. Accordingly, certain trading transactions undertaken while in possession of material non-public information that are permitted in one market, may still give rise to liability in another market. As a result, directors, members of any other governing or surveillance body, officers and employees of the Companies should take care to comply with this policy regardless of exceptions or safe harbors that may be applicable in a particular market.

In addition, any employee willfully or knowingly violating this policy may be subject to disciplinary measures (as may be provided for by applicable provisions of laws or collective bargaining agreements) dismissal, and, if appropriate, legal proceedings on behalf of the Companies may be pursued against such employee. In the event that a violation is committed by members of the board of directors or any other governing or surveillance bodies of the Companies, the former shall have the power to propose to the following shareholders meeting the revocation, for cause, of the appointment of the breaching director or member of other governing or surveillance body. Violations committed by persons contractually related to the Companies may result in termination of the respective agreements.

4.5 Caution about Inability to Sell

Directors, members of any other governing or surveillance bodies, officers and employees of the Companies must recognize that trading in Securities may be prohibited at a particular time because of the existence of material non-public information. Any such person purchasing Securities must consider the inherent risk that a sale of the Securities could be prohibited at a

time he or she desires to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of the Securities might decline.

5 Annex

Annex 1: Calendar year 2025- "Blackout Period"

5.1 Annex 1: Calendar year 2025 - "Blackout Period"

They cannot, directly or indirectly, buy or sell Company Securities during the period that begins the fifteenth day of the third month of each fiscal quarter and that ends at the close of operations on the second business day following the public disclosure of quarterly or annual earnings reports.

Table Actualized March 27th, 2024

Calendar year 2025 - "Blackout Period"

Enero 2025

L	M	M	J	V	S	D
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

Febrero 2025

L	M	M	J	V	S	D
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	**18**	19	20	21	22	23
24	25	26	27	28		

Marzo 2025

L	M	M	J	V	S	D
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

Abril 2025

L	M	M	J	V	S	D
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	**29**	30				

Mayo 2025

L	M	M	J	V	S	D
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

Junio 2025

L	M	M	J	V	S	D
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30						

Julio 2025

L	M	M	J	V	S	D
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	**29**	30	31			

Agosto 2025

L	M	M	J	V	S	D
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

Septiembre 2025

L	M	M	J	V	S	D
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30					

Octubre 2025

L	M	M	J	V	S	D
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	**28**	29	30	31		

Noviembre 2025

L	M	M	J	V	S	D
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30

Diciembre 2025

L	M	M	J	V	S	D
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

Release Dates / Fechas reuniones Consejo Administración TX

Trading Periods / Período comercializable

Blackout Periods / Período de prohibición de operaciones